Exhibit 99.1


Bank of South Carolina Corporation
P.O. Box 538
Charleston, SC 29402

                                    CONTACT:William L. Hiott, Jr.
                                    TELEPHONE:       (843) 724-1500
                                    DATE:   July 10, 2008

                                                              FOR USE: IMMEDIATE

NEWS RELEASE
------------
FOR IMMEDIATE RELEASE

Bank of South Carolina Corporation Announces Second Quarter Earnings


Charleston, SC - The Bank of South Carolina Corporation, announced earnings for the 2nd quarter of 2008 of $672,323 or $.17 per share, a decrease from second quarter 2007 earnings of $960,311 or $.24 per share. Earnings for the six months ended June 30, 2008, were $1,443,363 or $.36 per share, a decrease of 27.72% over 2007's first six months earnings of $1,996,777 or $.51 per share. Return on average assets and average equity for the six months ended June 30, 2008 were 1.29% and 10.99%, respectively and compare to six months ended June 30, 2007 returns on average assets and average equity of 1.68% and 16.54% respectively.

Hugh C. Lane, Jr., President of The Bank of South Carolina, stated, "We are encouraged by the positive trends we experienced during the second quarter. Earnings improved each month during the quarter, as outstanding loans increased. Although industry profits are generally down, we are pleased by our results to date which are above our profit plan. Our focus for 2008 continues to be asset quality and increased business development. As I have said before, this remains a people business. We have the best bankers in the business supported by a bank with strong capital, liquidity, earnings, and asset quality."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. It is also available on its website at www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC". Market makers for the stock for Bank of South Carolina Corporation are: Automated Trading Desk, Citadel Derivative Group, LLC, Citigroup Global Markets, Inc., Hill, Thompson, Magid and Company, Howe Barnes Investments, Hudson Securities, Inc., JJB Hilliard WL Lyons, Knight Equity Markets, LP, Merrill Lynch, Monroe Securities Inc., Morgan Keegan & Company, Inc., Nasdaq Execution Services, LLC, Sandler O'Neill & Partners, Scott & Stringfellow, Inc., Stern, Agee & Leach, Inc., Susquehanna Financial Group, LLLP, Susquehanna Financial Group and UBS Securities, LLC.

Bank of South Carolina
Corporation (BKSC)
Report of Earnings
------------------


                                June 30,June 30,
                                    2008 2007

Shares Outstanding
  BKSC Common Stock                                3,973,554           3,948,838


Book Value Per Share                            $       6.56        $       6.17

Total Assets                                    $234,804,515        $236,451,603


Quarter
Ending
------

Net Income                                      $    672,323        $    960,311

Basic Earnings Per Share                        $        .17        $        .24

Diluted Earnings Per Share                      $        .17        $        .24

Weighted Average Shares
Outstanding Basic                                  3,959,078           3,939,685

Weighted Average Shares
Outstanding Diluted                                3,964,403           3,965,466

Bank of South Carolina
Corporation (BKSC)
Report of Earnings


Six Months
Ending

Net Income                                         $1,443,363         $1,996,777

Basic Earnings Per Share                           $      .36         $      .51

Diluted Earnings Per Share                         $      .36         $      .50

Weighted Average Shares
Outstanding Basic                                   3,956,531          3,934,824

Weighted Average Shares
Outstanding Diluted                                 3,964,295          3,964,405